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Exhibit 99.1

COMPANY ANNOUNCEMENT

SSP Solutions Restructures Lease Obligations for Spectrum Buildings
Common Stock and Future Payments to be Exchanged for $2.2 Million in Liabilities

        IRVINE, Calif., October 31, 2002—SSP Solutions, Inc. (Nasdaq: SSPX) providing solutions and services that secure access control and real-time movement of financial transactions and other valued digital content, today announced it has agreed on the restructuring and settlement terms with landlord Research Venture, LLC related to leases for real property located in the Irvine Spectrum in Southern California.

        As a result of the restructuring and settlement, SSP will increase stockholders' equity by approximately $1.8 million through the issuance of common stock and will record a gain generated by the restructuring and settlement in the fourth quarter ending December 31, 2002. Terms call for the issuing of 959,323 shares of common stock, paying $500,000 cash over the next year, canceling the lease on one building, and taking occupancy of the other building at an initial rental rate of $55,000 per month starting in December 2002. The monthly rental rate is scheduled to increase to approximately $73,000 at the beginning of the third year of the lease. At SSP's option, a portion of the rental rate may be paid either in stock or in cash during the first two years of the lease under certain circumstances through conversion of a $360,000 subordinated convertible promissory note that SSP issued as prepaid rent.

        The restructuring and settlement of these lease obligations is one of the corporate initiatives undertaken by SSP to reduce operating costs and improve the Company's balance sheet. In 2001, SSP accrued liabilities of approximately $2.2 million relative to the disposition of the Spectrum property leases.

About SSP Solutions, Inc.

        SSP Solutions, Inc. (Nasdaq: SSPX) provides data security solutions for network communication systems. Through its wholly owned subsidiary, Litronic Industries, Inc. dba SSP-Litronic, SSP has provided innovative data security solutions for government communications systems for over thirty years. SSP's NetSign CAC smart card client package and SSP's Argus FORTEZZA products have been chosen by the U.S. Department of Defense to provide network security and desktop protection for many of its organizations. SSP has also been selected by General Dynamics to participate in developing the next generation PKI driven identity management framework for the U.S. Government. SSP is breaking new ground in the next generation of security tokens with its USA Forté Card. For more information, visit http://www.sspsolutions.com or call SSP Solutions Inc. (949) 851-1085 or SSP-Litronic (703) 905-9700.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

        With the exception of historical information, matters discussed in this news release including, in particular the reference to the future business potential, are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control, including our ability to perform certain securities registration and other obligations under the settlement, changing regulatory and technological environments, our ability to obtain key components from suppliers, technological difficulties, increased competition, and changing customer demands. Other risks inherent in our business are described in Securities and Exchange Commission filings. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

# # #

SSP Solutions Inc., Irvine
Press Relations (Editorial)
(949) 851-1085
pr@sspsolutions.com

SSP Solutions Contact:
Thomas E. Schiff
SSP Solutions, Inc.
(949) 851-1085
tom.schiff@sspsolutions.com

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  Exhibit 99.1